KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, N.W.
                                    2nd Floor
                           Washington, D.C. 20036-1800





                                 March 10, 1998




Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland 20852

Ladies/Gentlemen:

     You have requested our opinion as counsel to Federal Realty Investment Trust, a business trust organized under the laws of the District of Columbia with its headquarters located in Rockville, Maryland ("Trust"), in connection with the Trust's Pricing Supplements No. 2 and 3 to the Trust's Prospectus Supplement, dated April 17, 1997 to the Trust's Prospectus, dated November 7, 1995 (registration statement No. 33-63687) ("Registration Statement") relating to the issue and sale by the Trust of $39,500,000 of its 6.74% Medium-Term Notes due March 10, 2004, and $40,500,000 of its 6.99% Medium-Term Notes due March 10, 2006 (together, "Notes"), pursuant to a Distribution Agreement, dated April 17, 1997 (the "Distribution Agreement") between the Trust and J.P. Morgan Securities Inc., Alex. Brown & Sons Incorporated, First Union Capital Markets Corp., Goldman, Sachs & Co. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     We have participated in the preparation of the Registration Statement, and in connection therewith, have examined and relied upon the originals or copies of such records, agreements, documents and other instruments, including the Third Amended and Restated Declaration of Trust of the Trust ("Declaration of Trust"), the Bylaws of the Trust, the minutes of the meetings of the Trustees to date relating to the authorization for issuance of the Notes and have made such inquiries of such officer and representatives as we have deemed relevant and necessary as the basis for the opinion hereinafter set forth. In such examination, we have assumed, without independent verification, the genuineness of all signatures (whether original or photostatic), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified or photostatic copies. We have assumed, without independent verification, the accuracy of the relevant facts stated therein.


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     As to any other facts  material to the opinion  expressed  herein that were not independently established or verified, we have relied upon statements and representations of officers and employees of the Trust.

     Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

     The Notes have been duly authorized for issuance, offer and sale pursuant to the Distribution Agreement, and when issued, authenticated and delivered pursuant to the provisions of the Distribution Agreement and the Indenture, dated as of December 1, 1993 ("Indenture"), between the Trust and Signet Trust Company, pursuant to which The Bank of New York is acting as successor trustee ("Trustee"), and the Calculation Agency Agreement ("Calculation Agency Agreement"), dated as of April 17, 1997, between the Trust and The Bank of New York ("Calculation/Paying Agent"), against payment of the consideration therefor, the Notes will constitute valid and legally binding obligations of the Trust enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting enforcement of creditors' rights or by general equity principles.

     To the extent that the obligations of the Trust under the Distribution Agreement, Indenture and Calculation Agency Agreement may be dependent upon such matters, we assume for purposes of this opinion that the Trustee and Calculation/Paying Agent are duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of organization of the Trustee and Calculation/Paying Agent; that the Trustee and Calculation/Paying Agent are in compliance generally with respect to acting as a trustee, calculation agent and paying agent under the Indenture, Distribution Agreement and Calculation Agency Agreement, and with all applicable laws and regulations; and that the Trustee and Calculation/Paying Agent have the requisite organizational and legal power and authority to perform their obligations under the Indenture, Distribution Agreement and Calculation Agency Agreement.

     We hereby consent to the filing of this opinion as an exhibit to the Trust's Current Report on Form 8-K filed with the Securities and Exchange Commission on March 10, 1998.

                                             Very truly yours,

                                             KIRKPATRICK & LOCKHART LLP




                                             By:   /s/ Simon M. Nadler
                                                --------------------------------
                                                   Simon M. Nadler